Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on November 3, 2015

Registration Statement No. 333-194765-06

New Issue ABS: $977.781MM GM Financial/AmeriCredit (AMCAR) 2015-4

Joint Bookrunners : Wells Fargo(str), Credit Suisse, Goldman Sachs, JPM

Co-Mgrs: Barclays, BNP, DB, RBS

CLS	AMT($MM)	WAL	S/F	WIN	BNCH	SPD	Yld%	Cpn%	Price
A-1	175.000	0.23	A-1+/F1+	1-5			0.500		100.00000
A-2A	100.000	0.95	AAA/AAA	5-20	EDSF	+70	1.271	1.260	99.99283
A-2B	235.000	0.95	AAA/AAA	5-20	1mL	+75			100.00000
A-3	202.170	2.14	AAA/AAA	20-32	IS	+80	1.715	1.700	99.98133
B	76.720	2.93	AA/AA	32-38	IS	+100	2.124	2.110	99.98678
C	95.240	3.51	A/A	38-46	IS	+165	2.903	2.880	99.98137
D	93.651	3.97	BBB/BBB	46-48	IS	+240	3.753	3.720	99.98534
E	22.219	3.99	<NOT OFFERED>

* Expected Ratings	: S&P, Fitch	* Format	: CLS A1-D -> Public
* Expected Settle	: 11/12/2015
* First Pay Date	: 12/8/2015	* Ticker	AMCAR 2015-4
* Min Denoms	: $1,000 x $1,000	* ERISA Eligible	: Yes
* PX Timing	: Priced	* Bill & Deliver	: Wells Fargo

Available Information:

* Preliminary Prospectus / FWP (attached)

* Intex CDI file(attached)

* Intexnet Dealname: wsamcar201504             Password:             KK23

* www.dealraodshow.com             Entry Code:             AMCAR201504

The issuer has filed a registration statement (including a prospectus supplement and prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling 1-800-326-5897.